EXHIBIT 99.3

STOCK OPTION GRANT NOTICE
KINDRED BIOSCIENCES, INC.
2018 EQUITY INCENTIVE PLAN
Kindred Biosciences, Inc. (the “Company”), pursuant to its 2018 Equity Incentive Plan (the “Plan”), hereby grants to the Optionholder an option (the “Option”) to purchase the number of shares of the Company’s Common Stock set forth below. All capitalized terms not defined in this Stock Option Grant Notice shall have the meanings set forth in the Plan. The Option is subject to all of the terms and conditions set forth in this Stock Option Grant Notice and in the attached Stock Option Agreement (the “Option Agreement”), the Plan, and the Notice of Exercise of Option, all of which are attached hereto and incorporated herein in their entirety.

Optionholder:	___________________________________

Date of Grant:	___________________________________

Vesting Commencement Date:	___________________________________

Number of Shares Subject to Option:	___________________________________

Exercise Price (Per Share):	___________________________________

Total Exercise Price:	___________________________________

Expiration Date:	___________________________________

Type of Grant:    ☐ Incentive Stock Option     ☐ Nonstatutory Stock Option
Exercise Schedule: ☐ Same as Vesting Schedule
Vesting Schedule: See Vesting Schedule Legend
☐ Vesting Schedule Legend A    ☐ Vesting Schedule Legend B
Payment:     By one or a combination of the following items (described in the Option     Agreement):
☐ By cash or check
☐    By bank draft or money order payable to the Company
☐ Pursuant to a Regulation T Program
☐     By delivery of already-owned shares of Common Stock

☐	If and only to the extent the Option is a Nonstatutory Stock Option, and subject to the Company’s consent at the time of exercise, by a “net exercise” arrangement
Additional Terms/Acknowledgements: The Optionholder acknowledges receipt of, and understands and agrees to, this Stock Option Grant Notice, the Option Agreement and the Plan. The Optionholder further acknowledges that, as of the Date of Grant, this Stock Option Grant Notice, the Option Agreement, the Plan and the Optionholder’s written employment agreement (if any) with the Company set forth the entire understanding between the Optionholder and the Company regarding the Option and supersede all prior oral and written agreements regarding the Option.
OTHER TERMS, IF APPLICABLE: ___________________________________

KINDRED BIOSCIENCES, INC. ____________________________________ By: Richard Chin Title: Chief Executive Officer Date: _______________________________	OPTIONHOLDER ___________________________________ Signature Date: _______________________________
ATTACHMENTS: Stock Option Agreement and 2018 Equity Incentive Plan
Vesting Schedule Legend
Vesting Schedule A: ___________________________________
Vesting Schedule B: ___________________________________

ATTACHMENT I
STOCK OPTION AGREEMENT
(INCENTIVE STOCK OPTION OR NONSTATUTORY STOCK OPTION)
KINDRED BIOSCIENCES, INC.
2018 EQUITY INCENTIVE PLAN
Pursuant to your Stock Option Grant Notice (the “Grant Notice”) and this Stock Option Agreement (the “Option Agreement”), Kindred Biosciences, Inc. (the “Company”) has granted you an option (the “Option”) under its 2018 Equity Incentive Plan (the “Plan”) to purchase the number of shares of the Company’s Common Stock indicated in your Grant Notice at the exercise price indicated in your Grant Notice.
Capitalized terms not expressly defined in this Option Agreement but defined in the Plan have the same definitions as in the Plan.
The details of your Option are as follows:
1.VESTING OF THE OPTION; ACCELERATED VESTING UPON A CORPORATE TRANSACTION. Subject to the limitations contained in this Option Agreement and unless otherwise specified in a written employment agreement between you and the Company, your Option shall vest and become exercisable as provided in your Grant Notice, provided that vesting shall cease upon the termination of your Continuous Service. Notwithstanding the preceding sentence, any unvested portion of your Option shall vest in full and become exercisable immediately prior to the consummation of a Corporate Transaction if, but only if, your Continuous Service has not terminated prior to the consummation of the Corporate Transaction; provided, however, that your Option shall terminate and shall no longer be exercisable if the Option is not exercised by you at or prior to the effective time of the Corporate Transaction. The Company shall provide you with prior notice of the Corporate Transaction in order to permit you to exercise your Option.
2.    NUMBER OF SHARES AND EXERCISE PRICE. The number of shares of Common Stock subject to your Option and your exercise price per share referenced in your Grant Notice may be adjusted from time to time for Capitalization Adjustments.
3.    METHOD OF PAYMENT. Payment of the exercise price is due in full upon exercise of all or any part of your Option. You may elect to make payment of the exercise price in cash or by check or in any other manner permitted by your Grant Notice, which may include one or more of the following:
(a)    Pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of Common Stock, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds.

(b)    By delivery to the Company (either by actual delivery or attestation) of already-owned shares of Common Stock that are owned free and clear of any liens, claims, encumbrances or security interests, and that are valued at Fair Market Value on the date of exercise. “Delivery” for these purposes, in the sole discretion of the Company at the time you exercise your Option, shall include delivery to the Company of your attestation of ownership of such shares of Common Stock in a form approved by the Company. Notwithstanding the foregoing, you may not exercise your Option by tender to the Company of Common Stock to the extent such tender would violate the provisions of any law, regulation or agreement restricting the redemption of the Company’s stock.
(c)    If your Option is a Nonstatutory Stock Option, subject to the consent of the Company at the time of exercise, by a “net exercise” arrangement pursuant to which the Company shall reduce the number of shares of Common Stock issued upon exercise of your Option by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price; provided, however, that the Company shall accept a cash or other payment from you to the extent of any remaining balance of the aggregate exercise price not satisfied by such reduction in the number of whole shares to be issued; provided further, however, that shares of Common Stock shall no longer be outstanding under your Option and shall not be exercisable thereafter to the extent that (1) shares are used to pay the exercise price pursuant to the “net exercise,” (2) shares are delivered to you as a result of such exercise, and (3) shares are withheld to satisfy tax withholding obligations.
4.    WHOLE SHARES. You may exercise your Option only for whole shares of Common Stock.
5.    SECURITIES LAW COMPLIANCE. Notwithstanding anything to the contrary contained herein, you may not exercise your Option unless the shares of Common Stock issuable upon such exercise are then registered under the Securities Act or, if such shares of Common Stock are not then so registered, the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Securities Act. The exercise of your Option also must comply with other applicable laws and regulations governing your Option, and you may not exercise your Option if the Company determines that such exercise would not be in material compliance with such laws and regulations.
6.    TERM. You may not exercise your Option before the commencement or after the expiration of its term. The term of your Option commences on the date of grant described in your Grant Notice and expires, subject to the provisions of Section 5(h) of the Plan, upon the earliest of the following:
(a)    Immediately upon the termination of your Continuous Service for Cause;
(b)    Three months after the termination of your Continuous Service for any reason other than Cause, your Disability or death (except as otherwise provided in Section 6(d) below), provided that if during any part of such three-month period your Option is not exercisable solely because of the condition set forth in Section 5 above relating to “Securities

Law Compliance,” your Option shall not expire until the earlier of its expiration date or until it shall have been exercisable for an aggregate period of three months after the termination of your Continuous Service;
(c)    Eighteen months after the termination of your Continuous Service due to your Disability;
(d)    Eighteen months after your death if you die either during your Continuous Service or within three months after your Continuous Service terminates for any reason other than Cause;
(e)    The expiration date indicated in your Grant Notice; or
(f)    The day before the tenth anniversary of the Option’s date of grant.
Notwithstanding the foregoing, if you die during the period provided in Section 6(b) or 6(c) above, the term of your Option shall not expire until the earliest of 18 months after your death, the expiration date indicated in your Grant Notice, or the day before the tenth anniversary of the Option’s date of grant.
If your Option is an Incentive Stock Option, note that to obtain the federal income tax advantages associated with an Incentive Stock Option, the Code requires that at all times beginning on the Option’s date of grant and ending on the day three months before the date of your Option’s exercise, you must be an employee of the Company or an Affiliate, except in the event of your death or Disability. The Company has provided for extended exercisability of your Option under certain circumstances for your benefit but cannot guarantee that your Option shall necessarily be treated as an Incentive Stock Option if you continue to provide services to the Company or an Affiliate as a Consultant or Director after your employment terminates or if you otherwise exercise your Option more than three months after the date your employment with the Company or an Affiliate terminates.
7.    EXERCISE.
(a)    You may exercise the vested portion of your Option during its term by delivering a Notice of Exercise (in a form designated by the Company) together with the exercise price to the Secretary of the Company, or to such other person as the Company may designate, during regular business hours, together with such additional documents as the Company may then require.
(b)    By exercising your Option you agree that, as a condition to any exercise of your Option, the Company may require you to enter into an arrangement providing for the payment by you to the Company of any tax withholding obligation of the Company arising by reason of (1) the exercise of your Option, (2) the lapse of any substantial risk of forfeiture to which the shares of Common Stock are subject at the time of exercise, or (3) the disposition of shares of Common Stock acquired upon such exercise.

(c)    If your Option is an Incentive Stock Option, by exercising your Option you agree that you shall notify the Company in writing within 15 days after the date of any disposition of any of the shares of the Common Stock issued upon exercise of your Option that occurs within two years after the date of your Option grant or within one year after such shares of Common Stock are transferred upon exercise of your Option.
8.    TRANSFERABILITY. Except as otherwise provided in this Section 8, your Option is not transferable, except by will or by the laws of descent and distribution, and is exercisable during your life only by you.
(a)    Certain Trusts. Upon receiving written permission from the Board or its duly authorized designee, you may transfer your Option to a trust if you are considered to be the sole beneficial owner (determined under Section 671 of the Code and applicable state law) while your Option is held in the trust, provided that you and the trustee enter into transfer and other agreements required by the Company.
(b)    Domestic Relations Orders. Upon receiving written permission from the Board or its duly authorized designee, and provided that you and the designated transferee enter into transfer and other agreements required by the Company, you may transfer your Option pursuant to a domestic relations order that contains the information required by the Company to effectuate the transfer. You are encouraged to discuss the proposed terms of any division of your Option with the Company prior to finalizing the domestic relations order to help ensure the required information is contained within the domestic relations order. If your Option is an Incentive Stock Option, the Option may be deemed to be a Nonstatutory Stock Option as a result of such transfer.
(c)    Beneficiary Designation. Upon receiving written permission from the Board or its duly authorized designee, you may, by delivering written notice to the Company, in a form provided by or otherwise satisfactory to the Company and any broker designated by the Company to effect option exercises, designate a third party who, in the event of your death, shall thereafter be entitled to exercise your Option and receive the Common Stock or other consideration resulting from such exercise. In the absence of such a designation, your executor or administrator of your estate shall be entitled to exercise your Option and receive, on behalf of your estate, the Common Stock or other consideration resulting from such exercise.
9.    OPTION NOT A SERVICE CONTRACT. Your Option is not an employment or service contract, and nothing in your Option shall be deemed to create in any way whatsoever any obligation on your part to continue in the employ of the Company or an Affiliate, or of the Company or an Affiliate to continue your employment. In addition, nothing in your Option shall obligate the Company or an Affiliate, their respective stockholders, Boards of Directors, Officers or Employees to continue any relationship that you might have as a Director or Consultant for the Company or an Affiliate.

10.    WITHHOLDING OBLIGATIONS.
(a)    At the time you exercise your Option, in whole or in part, or at any time thereafter as requested by the Company, you hereby authorize withholding from payroll and any other amounts payable to you, and otherwise agree to make adequate provision for (including by means of a “cashless exercise” pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board to the extent permitted by the Company), any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or an Affiliate, if any, which arise in connection with the exercise of your Option.
(b)    Upon your request and subject to approval by the Company, in its sole discretion, and in compliance with any applicable legal conditions or restrictions, the Company may withhold from fully vested shares of Common Stock otherwise issuable to you upon the exercise of your Option a number of whole shares of Common Stock having a Fair Market Value, determined by the Company as of the date of exercise, not in excess of the minimum amount of tax required to be withheld by law (or such lower amount as may be necessary to avoid classification of your Option as a liability for financial accounting purposes). If the date of determination of any tax withholding obligation is deferred to a date later than the date of exercise of your Option, share withholding pursuant to the preceding sentence shall not be permitted unless you make a proper and timely election under Section 83(b) of the Code, covering the aggregate number of shares of Common Stock acquired upon such exercise with respect to which such determination is otherwise deferred, to accelerate the determination of such tax withholding obligation to the date of exercise of your Option. Notwithstanding the filing of such election, shares of Common Stock shall be withheld solely from fully vested shares of Common Stock determined as of the date of exercise of your Option that are otherwise issuable to you upon such exercise. Any adverse consequences to you arising in connection with such share withholding procedure shall be your sole responsibility.
(c)    You may not exercise your Option unless the tax withholding obligations of the Company and/or any Affiliate are satisfied. Accordingly, you may not be able to exercise your Option when desired even though your Option is vested, and the Company shall have no obligation to issue a certificate for such shares of Common Stock unless such obligations are satisfied.
11.    TAX CONSEQUENCES. You hereby agree that the Company does not have a duty to design or administer the Plan or its other compensation programs in a manner that minimizes your tax liabilities. You shall not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates related to tax liabilities arising from your Option or your other compensation. In particular, you acknowledge that your Option is exempt from Section 409A of the Code only if the exercise price per share specified in the Grant Notice is at least equal to the “fair market value” per share of the Common Stock on the date of grant and there is no other impermissible deferral of compensation associated with your Option.

12.    NOTICES. Any notices provided for in your Option or the Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by mail by the Company to you, five days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company. Notwithstanding the foregoing, the Company may, in its sole discretion, decide to deliver any documents related to participation in the Plan and your Option by electronic means or to request your consent to participate in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.
13.    APPLICABILITY OF THE PLAN. Your Option and this Option Agreement are subject to all of the provisions of the Plan, the provisions of which are hereby made a part of your Option, and are further subject to all interpretations and amendments of the Plan which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of this Option Agreement and those of the Plan, the provisions of the Plan shall control.
14.    SEVERABILITY. If all or any part of this Option Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of this Option Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Option Agreement or the Plan (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which shall give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.
15.    EFFECT ON OTHER EMPLOYEE BENEFIT PLANS. The value of your Option subject to this Option Agreement shall not be included as compensation, earnings, salaries, or other similar terms used when calculating your benefits under any employee benefit plan sponsored by the Company or any Affiliate, except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any of the Company’s or any Affiliate’s employee benefit plans.
16.    EMPLOYMENT AGREEMENT. If you have entered into a written employment agreement with the Company, then in the event of any inconsistency between a provision contained in your employment agreement and a provision contained in this Option Agreement, your Grant Notice or the Plan, the provision that is more favorable to you shall prevail.
17.    AMENDMENT. This Option Agreement may not be modified or amended except by an instrument in writing, signed by a duly authorized representative of the Company, provided that no such amendment materially adversely affecting your rights hereunder may be made without your written consent. However, the Board reserves the right to change, by written notice to you, the provisions of this Option Agreement in any way it may deem necessary or advisable to carry out the purpose of the grant as a result of any change in applicable laws or regulations or any future law, regulation, ruling, or judicial decision, provided that any such change shall be applicable only to rights relating to that portion of your Option which is then subject to restrictions as provided herein.
18.    MISCELLANEOUS.
(a)    The Company may assign any of its rights under your Grant Notice, this Option Agreement and the Plan to one or more assignees, and all covenants contained in your Grant Notice, this Option Agreement and the Plan shall inure to the benefit of, and be enforceable by, the Company’s successors and assigns. All obligations of the Company under your Grant Notice, this Option Agreement and the Plan shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business and/or assets of the Company. Your rights and obligations under your Option may only be assigned with the prior written consent of the Company.
(b)    You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of your Option.
(c)    You acknowledge and agree that you have reviewed this Option Agreement, your Grant Notice and the Plan in their entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting your Option, and fully understand all provisions of your Option.
(d)    This Option Agreement shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

EXHIBIT A

NOTICE OF EXERCISE OF OPTION TO PURCHASE COMMON STOCK

Name:______________________________
Address:
SSN:_____________________________
Date:_____________________________

Kindred Biosciences, Inc.
Attention: Corporate Secretary
1555 Bayshore Highway, Suite 200
Burlingame, California 94010
Re:    Exercise of Stock Option
Ladies and Gentlemen:
I elect to purchase ____________ shares of Common Stock of Kindred Biosciences, Inc. (the “Company”) upon the exercise of my option (the “Option”) pursuant to the Stock Option Agreement, dated ___________ (the “Option Agreement”), between the Company and me with respect to the Kindred Biosciences, Inc. 2018 Equity Incentive Plan (the “Plan”). The purchase shall take place on the Option exercise date, which shall be (i) as soon as practicable following the date this notice and all other necessary forms and payments are received by the Company, unless I specify a later date (not to exceed 30 days following the date of this notice) or (ii) in the case of a Broker-assisted cashless exercise (as indicated below), the date of this notice.
On or before the Option exercise date, I shall pay the full exercise price in the form specified below (check one):
[ ]    Cash: by delivering cash to the Company for $___________.
[ ]    Check: by delivering a check made payable to the Company for $___________.
I shall pay the full exercise price in the following form if expressly authorized in writing by the Company:
[ ]    Other Company Shares: by delivering for surrender other shares of the Company’s Common Stock having a fair market value at the time of receipt by the Company equal to not less than the total Option exercise price.
[ ]    Net Exercise Arrangement: pursuant to the Plan and on such terms as have been approved by the Board.
[ ]    Cash From Broker: by delivering the purchase price from ________________, a broker, dealer or other “creditor” as defined by Regulation T issued by the Board of Governors of the Federal Reserve System (the “Broker”). I authorize the Company to issue a stock certificate in accordance with instructions received by the Company from the Broker and to deliver such stock certificate (or evidence of a book-entry issuance of the shares) directly to the Broker (or to any other party specified in the instructions from the Broker) upon receiving the exercise price from the Broker.

On or before the Option exercise date, I shall pay any applicable tax withholding obligations, as provided in the Option Agreement and the Plan, for the full tax withholding amount.
Please deliver the stock certificate or evidence of a book-entry issuance of the shares described above to me (unless I have chosen to pay the purchase price through a broker).

Very truly yours,

_____________________________
[NAME]
AGREED TO AND ACCEPTED:
KINDRED BIOSCIENCES, INC.

By: _____________________________

Title:_____________________________

Number of Option Shares
Exercised:_____________________________
Number of Option Shares
Remaining:_____________________________
Date:_____________________________

ATTACHMENT II
2018 EQUITY INCENTIVE PLAN